FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 18, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Declares Quarterly Dividend on its
Series B Cumulative Convertible Preferred Stock

Salt Lake City, UT–September 18, 2015–FX Energy, Inc. (NASDAQ: FXEN) (NASDAQ: FXENP), today announced that its board of directors has declared a quarterly cash dividend payment on the Company’s 9.25% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”).

The quarterly dividend on the Series B Preferred Stock is payable on October 31, 2015, to holders of record at the close of business on September 30, 2015.

The quarterly dividend payment on the Series B Preferred Stock will be $0.578125 per share, which is equivalent to an annualized 9.25% per share, based on the $25.00 per share stated liquidation preference, accruing from July 1, 2015, through September 30, 2015. The Series B Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol “FXENP.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the United States and Poland. The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.